UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2025

SilverBox Corp IV

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	001-42214	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 S. Capital of Texas Highway, Building 2, Suite 285 Austin, TX	78746
(Address of Principal Executive Offices)	(Zip Code)

(512) 575-3637
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant	SBXD.U	New York Stock Exchange LLC
Class A ordinary shares included as part of the units	SBXD	New York Stock Exchange LLC
Redeemable warrants included as part of the units, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	SBXD WS	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2025, Matthew Eilers, a member of the Board of Directors (the “Board”) of SilverBox Corp IV (the “Company”), notified the Company of his intent to resign from the Board, effective June 25, 2025. Mr. Eiler’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s policies or procedures. Mr. Eiler informed the Company that his decision to resign was to avoid any appearance of a conflict of interest as a result of him recently accepting a position at an investment banking organization.

Effective June 25, 2025, the Board appointed Glenn Marino to the Board as a director of the Company. Mr. Marino was also appointed a member of the Board’s Nominating and Corporate Governance Committee, the Board’s Compensation Committee and the Board’s Audit Committee. In addition, the Board determined that Mr. Marino qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

Glenn Marino, age 68, has over 30 years of experience in the consumer finance industry and currently serves on the board of directors and compensation committee of PRA Group, Inc. (Nasdaq: PRAA). Prior to serving in that role, he was the Executive Vice President, Chief Commercial Officer and CEO of the Payment Solutions business at Synchrony Financial, Inc. (“Synchrony”), a publicly traded financial services company. Prior to the spin-off of Synchrony by General Electric Corporation (“GE”) in 2014, Marino served as CEO of Sales Finance from 2002 until 2014 for GE’s North American retail finance business. He also previously served as President of Monogram Credit Services, a joint venture between GE and Bank One Corporation (now part of JPMorgan Chase) and Chief Risk Officer – Consumer Cards Services for GE Capital. During his tenure with Synchrony, Marino led the organization to becoming one of the premier “Point-of-Sale” companies in the financial industry. Before joining General Electric, Marino held roles of increasing responsibility in finance with Citibank and Xerox Corporation. He earned a Bachelor of Science in Biology from Syracuse University and a Master of Business Administration from the University of Michigan. Currently, Marino serves on the board of directors of Upbound Group, Inc. (formerly Rent-A-Center, Inc.), a publicly traded, lease-to-own provider. Mr. Marino is well-qualified to serve as a director due to his extensive business, investment, and financial experience.

The Company also entered into an indemnity agreement with Mr. Marino in the same form as its standard form of indemnification agreement with its other directors. Furthermore Mr. Marino is a signatory to the letter agreement, dated August 15, 2024, entered into by the Company and its directors and officers in connection with the Company’ initial public offering, pursuant to which Mr. Marino has agreed to vote any Class A Ordinary Shares held by him in favor of the Company’s initial business combination; to facilitate the liquidation and winding up of the Company if an initial business combination is not consummated within 24 months or such longer period as is approved by the Company’s shareholders; and to certain transfer restrictions with respect to the Company’s securities.

There are no family relationships between Mr. Marino and any director or executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Marino has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERBOX CORP IV

Date: June 27, 2025	By:	/s/ Stephen M. Kadenacy
Stephen M. Kadenacy
Chief Executive Officer